Exhibit 99.1

FINAL TRANSCRIPT
Conference Call Transcript CASY - Q3 2010 Casey’s General Stores Earnings Conference Call Event Date/Time: Mar. 09. 2010 / 9:30AM CT

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Mar. 09. 2010 / 9:30AM CT, CASY - Q3 2010 Casey’s General Stores Earnings Conference Call

CORPORATE PARTICIPANTS

Bill Walljasper

Casey’s General Stores - CFO

Bob Myers

Casey’s General Stores - President and CEO

CONFERENCE CALL PARTICIPANTS

Irene Nattel

RBC Capital Markets - Analyst

Ben Brownlow

Morgan Keegan & Co., Inc. - Analyst

Alex Bisson

Northcoast Research - Analyst

Anthony Lebiedzinski

Sidoti & Company - Analyst

Megan O’Hara

BMO Capital - Analyst

Mike Smith

Kansas City Capital - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen and welcome to the third quarter Casey’s General Stores Earnings Conference Call. My name is Keanna and I will be your operator for today. At this time, all participants are in a listen-only mode. Later, we’ll conduct a question and answer session. (Operator Instructions). As a reminder, this conference is being recorded for replay purposes.

I would now like to turn the conference over to your host for today, Mr. Bill Walljasper, Senior Vice President and Chief Financial Officer. You may proceed.

Bill Walljasper - Casey’s General Stores - CFO

Good morning. Thank you for joining us to discuss Casey’s results for the third quarter of fiscal 2010, ended January 31st. I’m Bill Walljasper, Chief Financial Officer. Bob Meyers, President and Chief Executive Officer is also here. I hope all of you had an opportunity to see the press release. If you haven’t, please let me know and I’ll make sure a copy is forwarded to you.

Before I begin, I’ll remind you that certain statements may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. As discussed in the press release in the 2009 annual report, such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from future results expressed or implied by those statements. Casey’s disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

I’ll take a few minutes to summarize the quarter then open for questions. As you’ve already seen, basic earnings per share rose over 21% to $0.34 compared to $0.28 a year ago. For the nine months basic earnings were $1.87 per share compared to $1.38 a year ago. Earnings in the quarter were driven by higher gasoline and prepared food margins as well as increased and store count this third quarter compared to the prior year. The strong gasoline margin environment continued in the third quarter resulting in a margin of $0.124 per gallon compared to $0.099 last year in the same period. This marks the tenth quarter out of the last 11 where we have experienced a gas margin over $0.12 per gallon. At the nine month mark, our margin was $0.142 per gallon.

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Mar. 09. 2010 / 9:30AM CT, CASY - Q3 2010 Casey’s General Stores Earnings Conference Call

Total gallons sold for the quarter were up slightly to $309.7 million. Year-to-date, gallons sold up 2.8% to over $969 million, while same store gallons were down .2%. Same store gallons in the quarter were affected by a 45.7% increase in the average retail price of gasoline and several severe weather systems that occurred throughout our marketing area. As a result, same store gallons for the quarter were down 2.9%. Gasoline gross profit for the quarter was up over 25% to $38.3 million. Same store gallons are expected to be down in February, primarily due to the higher retail prices year-over-year. However, the favorable gas margin environment continues into February.

In the grocery and general merchandise category, total sales in the third quarter were up over 4.8% to $242.5 million with an average margin of 32.7%, down about 20 basis points from the prior year. The margin decrease was primarily due to an increased contribution of cigarette sales and other lower margin items relative to the overall category. Same store sales in the quarter were up 1.7%, while gross profit rose 4% to $79.3 million. Year-to-date, same store sales are up 3.4% with an average margin of 33.7. Poor weather during the quarter and customers trading down to less expensive items, especially in the cigarette and beer area held back sales in the category. Same store sales continued to be adversely impacted in February.

The prepared food and fountain category also experienced slower sales increases primarily due to the weather. Total sales were up over 6% to $86 million for the quarter. Same sales in the quarter are up 1.4% with an average margin of 62.8%. The 100 basis point improvement from the same time last year is primarily due to an increased contribution of higher margin items and lower cost of cheese and other products. The average cost of cheese this quarter was $1.76 a pound compared to $1.79 a pound a year ago. Currently, cheese cost is about $1.60 a pound.

Year-to-date same store sales up 3.8% with an average margin of 63.7. These are very good numbers in light of the difficult comparisons we had from last year and poor weather mentioned previously. Similar to the grocery and other merchandise category, same store sales in February are being held back by the weather. However, in response to cost pressures and changes in the competitive landscape, effective March 1st, we have taken numerous price increases throughout the prepared food category. We anticipate the impact of these increases to be approximately 3% to 4% on total sales.

At the nine month mark, operating expenses are up 3.2%; for the quarter, operating expenses are up 7.5%, primarily due to increases in credit card fees and fuel expense related to higher fuel prices. As mentioned in the press release, these two combined were up $3.6 million in the third quarter. Without these increases, operating expenses would have been up about 4.5%. The average retail price of gasoline this quarter was approximately $2.52 compared to $1.73 a year ago. During this time, we also experienced an increase in credit card transactions; 52% of all sales transacted in the third quarter were done on credit cards compared to 46% in the same time a year ago.

Our balance sheet continues to be strong. At the end of the quarter, cash and cash equivalents were $152.9 million and shareholder’s equity rose to $806 million, up $85 million from the end of the fiscal year. We continue to pay down debt, long-term debt was down $11.8 million to $156.1 million. At the end of the quarter, our average long-term debt to total capital ratio was under 19%. On the income statement, total revenue for the quarter was up 31.2% to $1.1 billion. However, year-to-date, total revenue was down about 9% primarily due to a 17% decrease in the retail price of gasoline over this period of time. The number of basic shares outstanding in the quarter was 50,914,462 and the diluted share count was 51,099,486.

We generated $164.1 million of cash flow from operations and capital expenditures rose to $129.8 million due to increased store growth and construction activity from a year ago. We anticipate capital expenditures to increase in future quarters as new construction and acquisition opportunities continue. This quarter we opened three new store constructions and completed 16 acquisitions. Year-to-date, we have opened ten new stores and have completed 20 acquisitions.

The acquisition environment has been more active recently. We have signed asset purchase agreements for an additional 15 locations that we anticipate closing by the end of the fiscal year. We remain optimistic about long-term acquisition opportunities. At the nine-month mark, we had an additional nine new stores under construction. Even though weather has slowed construction activity, we expect to open the majority of these by the end of the fiscal year. Also, year-to-date, we have replaced 18 locations. Our store count at the end of this quarter was 1,507 corporate stores.

That completes my review for the quarter. We will now take your questions.

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Mar. 09. 2010 / 9:30AM CT, CASY - Q3 2010 Casey’s General Stores Earnings Conference Call

QUESTION AND ANSWER

Operator

(Operator Instructions). Our first question comes from the line of Irene Nattel of RBC Capital Markets. You may proceed.

Irene Nattel - RBC Capital Markets - Analyst

Thanks and good morning.

Bob Myers - Casey’s General Stores - President and CEO

Good morning, Irene.

Irene Nattel - RBC Capital Markets - Analyst

I was wondering if you could talk about what you’re seeing out there in terms of the real underlying trends in consumer spending, excluding the weather? Specifically, other than cigarettes and beer, what are you seeing in terms of trade down both in in-store merchandise and prepared food?

Bill Walljasper - Casey’s General Stores - CFO

Certainly, Irene. We have been experiencing the trade down aspect for probably the last three quarters. It seemed to accelerate a little bit in the third quarter, and that probably is a function of a prolonged economic downturn, maybe affecting the consumer behavior. That’s a little bit harder to quantify, however. But, as I mentioned in the opening comments, the trade down phenomenon, the two primary areas that we are seeing is certainly in the cigarette area. People trading down from a premium brand of cigarette into the mid-tier or even the budget or savings brands of cigarettes.

Now, on the beer side of the equation, we definitely are seeing people move from the premium, super premium bands of beer into the budget brands of beer. We’re seeing a shift into more pack purchasing in the beer category as consumers look to get more value. Now, the budget brands of beer and the packs, the larger packs of beer certainly carry a lower margin than the single packs or the six-packs. So, certainly that’s starting to pull back the margin as well. We kind of alluded to that in the press release as well.

But as you shift over into the prepared food category, it seems to me that we are seeing some shift away from some of our higher cost items or higher priced items like the chicken tenders into more of the less expensive items like the slice of pizza. In fact, our slices of pizza rose actually double digits in the quarter. So, we are seeing that type of movement.

Irene Nattel - RBC Capital Markets - Analyst

And particularly in the prepared food side, how quickly can you react to modify that offering a little bit to hit that consumer price point?

Bill Walljasper - Casey’s General Stores - CFO

It is a pretty quick reaction time. I mean we have — obviously we have our own distribution center that a lot of the products, nearly all of the products, come through. So, it is a very quick reaction time for us to do some promotional activity with respect to some of the less expensive type of products offered to the customer.

Now, as I mentioned, we’re also with those price increases, we have seen a few cost pressures recently and we do periodic surveys on competitive pricing, so we’re very much in tune with the competitive landscape on key products. We believe there is an opportunity even with the economic downturn that we’ve experienced for quite some time to see some price increases and not have elasticity in those prices. Like I mentioned, that went into effect March 1st, and we’ll keep our eye on unit movement from that point forward.

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Mar. 09. 2010 / 9:30AM CT, CASY - Q3 2010 Casey’s General Stores Earnings Conference Call

Irene Nattel - RBC Capital Markets - Analyst

That’s great. Thank you very much.

Bill Walljasper - Casey’s General Stores - CFO

Thank you, Irene.

Operator

Our next question comes from the line of Ben Brownlow of Morgan Keegan. You may proceed.

Ben Brownlow - Morgan Keegan & Co., Inc. - Analyst

Good morning.

Bill Walljasper - Casey’s General Stores - CFO

Good morning, Ben.

Ben Brownlow - Morgan Keegan & Co., Inc. - Analyst

Give, if you can, a little more detail on the price increases that you’re taking in food, just the items that you’re increasing prices there?

Bill Walljasper - Casey’s General Stores - CFO

There’s quite a few items across the board. We are not taking price increases on the whole pie. As you may recall, we’ve done a couple of price increases over the last few years and feel like that product is priced very competitively in our market area.

To give you kind of an example of some of the items, for instance, the pizza slices, were taking up $0.10; doughnuts and cookies, raising $0.10; 12 ounce cup of coffee up $0.10; refillable coffee, we’re taking it up $0.04. It is a wide variety of products. Just a little bit here, not one particular item necessarily is deriving the majority of the 3% to 4% anticipated increase that I mentioned.

Ben Brownlow - Morgan Keegan & Co., Inc. - Analyst

Great. Getting into some of the initiatives that you’re doing with the product offerings, the subway program, I think you’re lapping that, some of the stores year-over-year. Can you talk about some of the metrics you’re seeing there now?

Bill Walljasper - Casey’s General Stores - CFO

To the extent that we can, certainly, Ben. You’re right. We do have a made-to-order sub sandwich program we started back in September of 2008. That’s when we put our first store up and operational. That was the new store design we’ve talked about in prior calls. We have lapped a few of those. A handful have been open for a full year.

Actually, the returns on those, we’re very encouraged by their — the ones that we have are high single digit, low double digit return on after tax cash flow. Keep in mind, though, that’s just a handful. Maybe a strong location, maybe skewing that one way or the other. But we’re very encouraged by the product offering and the new design. It seems like the sub sandwich program is an item that’s in demand by our customers and very well received by our customers. Also, the expanded coffee offerings are very well received by our customers as well.

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Mar. 09. 2010 / 9:30AM CT, CASY - Q3 2010 Casey’s General Stores Earnings Conference Call

So, when you look at the new, the O style design what we have out there in relationship to the previous design, not only the revenue, but the cash flow lift is substantial from the O style store to what we call the G style, which was the older store design. You’ll see that continue to be certainly part of our strategy going forward in fiscal 2011, not only with new store construction, but replacements, as well as looking to accelerate our remodel program to get some of the features into some of the existing store base.

Ben Brownlow - Morgan Keegan & Co., Inc. - Analyst

Ok. When you think about the total consolidated number of new stores, replace stores, remodel, what kind of total of the store base is the new store design at this point?

Bill Walljasper - Casey’s General Stores - CFO

Well, at the end of the third quarter, you’re talking about roughly 80, 85 of our stores have the new design either by way of a new store construction or replacement, so at the next conference call, we’ll certainly lay out our goals for the next fiscal year, which will give you an idea of what we’re planning on respect to our unit growth as well as replacements and even remodels for that matter, Ben.

But I would say this. I would look for us to continue that design, and as I mentioned, perhaps even accelerating some of the remodeling activity to get that type of concept into our existing store base. When I talk about that, I’m talking about the made-to-order sub sandwich program, the expanded coolers, and coffee offerings.

Ben Brownlow - Morgan Keegan & Co., Inc. - Analyst

Great. Thanks very much.

Bill Walljasper - Casey’s General Stores - CFO

Thanks, Ben.

Operator

Our next question comes from the line of Chuck Cerankosky of Northcoast Research. You may proceed.

Alex Bisson - Northcoast Research - Analyst

Good morning. This is Alex sitting in for Chuck.

Bill Walljasper - Casey’s General Stores - CFO

Hi, Alex. How are you doing?

Alex Bisson - Northcoast Research - Analyst

Doing well. Thank you. A couple of questions for you.

Bill, you kind of hinted on this but it sounds like cheese costs are pretty under control. Could you add a little bit more color around the rest of the ingredient costs and where you’re seeing pressure?

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Mar. 09. 2010 / 9:30AM CT, CASY - Q3 2010 Casey’s General Stores Earnings Conference Call

Bill Walljasper - Casey’s General Stores - CFO

Yes. Absolutely. First of all, to answer the first part of the question, as far as cheese costs, they did bounce around a little bit as you might recall in the third quarter. In the conference call, excuse me, the second quarter, the second conference call quarter, I mentioned at that point, it was $1.95 a pound, which was roughly the first, second week of December, so it ebbed and flowed throughout the quarter. Right now, we’re buying on the spot market. It is actually a little bit below $1.60 a pound. To put that in comparison for you, Alex, the average cost of cheese in the fourth quarter last year was $1.68. You recall that we locked in last February, the cost of cheese.

Now, that can change obviously. So, I couldn’t extrapolate that out for the rest of the quarter, but certainly that’s where it is at now. We believe the spot purchasing is where we need to be. The futures are still a little bit high in that $1.85 range. We think there is opportunity for that to come down before we go to lock in going forward.

You asked about cost increases. There are some slight cost pressures in the third quarter. First of all, there was a fountain increase. We had a little bit of increase in some of the products in our pizza and sandwiches. Some of the items in our bakery category rose as well. The price increases that I mentioned, certainly, far exceed those cost pressures, so not only should we anticipate some same store sale movement, but hopefully we’re going to anticipate, all things being equal, some margin gain as well.

Alex Bisson - Northcoast Research - Analyst

Ok. If you look outside of food in the grocery and general merchandise category, what are you seeing from an input cost standpoint there? And is there opportunity to get some more margin and higher prices there?

Bill Walljasper - Casey’s General Stores - CFO

Well, I mean — I assume margin relative to period over period that you’re talking. Couple of things to think about in the grocery and general merchandise category. As I mentioned in the prepared food side of it, we do periodic pricing surveys to make sure we believe some key products are competitive. A lot of those come from the cooler area as well as the cigarettes. Those are really the two key areas in the grocery and general merchandise.

Keep in mind we’re going to be cycling the federal excise tax coming up here in about a month. So, I would anticipate cigarette — the sales to obviously be down relative to what it has been tracking at. Also as we head into the first quarter, Alex, keep in mind, we had the coldest summer on record last year. As we cycle into Q2 and Q3, we’re going against some pretty severe weather patterns that we’ve talked about already, so when you talk about margin, you’re talking about the coolers, for one.

We had a very — I would say, slow first quarter with respect to some of our higher margin items like bottled water, sports drinks, energy drinks, because of the weather. We’re anticipating that that can turn around simply just pure because of the tail end of it we might be seeing with respect to weather. We’re always looking at price increase opportunities, in that regard.

Alex Bisson - Northcoast Research - Analyst

Ok. Do you think cigarette profitability will be a drag going forward? Once you lapse the excise tax?

Bill Walljasper - Casey’s General Stores - CFO

I wouldn’t say it is going to be a drag, but certainly, it may not be as strong as it has been over the last three quarters because of the tail wind from the federal excise tax. To give you perspective, Alex, just in the third quarter, gross profit dollars were up about $4 million just in the cigarette line.

Alex Bisson - Northcoast Research - Analyst

All right. Then maybe just one or two questions around the acquisitions. Is there anything you can point to in the quarter that explains why the sudden pickup in completed deals?

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Mar. 09. 2010 / 9:30AM CT, CASY - Q3 2010 Casey’s General Stores Earnings Conference Call

Bill Walljasper - Casey’s General Stores - CFO

Well, it appears like there is a sudden pickup, but keep in mind, these are opportunities that we’ve been working on for quite some time. It is just a matter of — it is a number of reasons depending on the seller. But you have a prolonged pressure in the industry with credit card fees as retail gas prices rise. You have credit terms and payment terms being pulled back. So, there are basically a build-up of pressures perhaps that are finally pushing some of these sellers to make that commitment to sell their business.

So, these are ones we’ve been working on for awhile. They just happened — now are starting to sequentially move through the quarter so we’re encouraged by that. That’s really a reflection of probably over the last year’s work in that area.

Alex Bisson - Northcoast Research - Analyst

All right. Could you give us any metrics around the purchase price, perhaps average cost per box or EBITDA multiple?

Bill Walljasper - Casey’s General Stores - CFO

Actually, Alex, I’m going to defer that question until our 10-Q comes out. There is going to be a footnote in regard to the 20 stores we have acquired.

Alex Bisson - Northcoast Research - Analyst

Ok.

Bill Walljasper - Casey’s General Stores - CFO

That will be in there. That actually is scheduled to go out tomorrow. So, any follow-up questions to that point, feel free to give me a call.

Alex Bisson - Northcoast Research - Analyst

Sounds good. Thank you very much.

Bill Walljasper - Casey’s General Stores - CFO

Ok.

Operator

Our next question comes from the line of Anthony Lebiedzinski representing Sidoti. You may proceed.

Anthony Lebiedzinski - Sidoti & Company - Analyst

Good morning. Couple of questions. How many stores do you have with the expanded coffee program and also how many of your stores have the ten fountain heads?

Bill Walljasper - Casey’s General Stores - CFO

We have, on the fountain heads, we have about 1,100 stores that have the ten head fountains. We believe there’s probably about another 300 to 400 left that we can implement. The problem we have that we wouldn’t be able to implement all of them is counter space in some of the older stores. That does pose a logistic problem.

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Mar. 09. 2010 / 9:30AM CT, CASY - Q3 2010 Casey’s General Stores Earnings Conference Call

With respect to the expanded coffee, just shy of 200 stores that have that expanded coffee program to one extent or the other.

Anthony Lebiedzinski - Sidoti & Company - Analyst

Ok.

Bill Walljasper - Casey’s General Stores - CFO

Of opportunity there.

Anthony Lebiedzinski - Sidoti & Company - Analyst

Got you. So, ok, I was wondering if perhaps as you’re putting in the ten fountain heads instead of the six fountain heads, are you seeing consumer shifting away to that and buying less of the package beverages and is that — perhaps a reason why your grocery comp was a little light as it has been the shift of beverages from packaged —

Bill Walljasper - Casey’s General Stores - CFO

You’re right on target, Anthony. That is certainly one factor that is — it is just a shift in the overall. You’re exactly right. Once the 10 head fountains come in, we do see a shift away from the 20 ounce bottled sodas over to the fountain. So, there is a shift, which is fine. The fountains certainly are a higher margin, higher gross profit item than the 20 ounce sodas. That’s a good thing for us, but you’re exactly right. That could be — that is part of one of the reason that you’re seeing a little bit of downturn.

Anthony Lebiedzinski - Sidoti & Company - Analyst

Ok. And also, you talked about the contributions of lower margin items in your press release affecting your grocery category. Can you just give us a little bit more details as to what these — is it just the beer category and cigarettes or is there anything else there?

Bill Walljasper - Casey’s General Stores - CFO

Anthony, it is primarily two areas. It is cigarettes which is a lower margin than the category as a whole. And in the beer category, you’re seeing a shift to lower margin items like the bulk packages or the budget beer.

And really, in addition to that, Anthony, it is not only that, but it is also a pullback in our higher margin items. You kind of touched on it a little bit. As we see some of the lower margin or the higher margin items pull back like bottled water and the sports drinks and the energy drinks, a lot has to do with the weather factor. You’re seeing now all of a sudden because of the lower item margins become a bigger piece of the pie. It is pulling the overall category down from that regard. As far as the acquisition environment, clearly, it seems to be improving.

Anthony Lebiedzinski - Sidoti & Company - Analyst

You mentioned that in the numbers. Are these mostly one store operators that you’re acquiring or any — have you had discussions with any other multi-store chains perhaps?

Bill Walljasper - Casey’s General Stores - CFO

We’re in discussions with several multi-store chains. Now, with respect to — to kind of paraphrase your question, with respect to the 15 written agreements that we have, ten of those are from one seller and the rest are onesie, twosies.

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FINAL TRANSCRIPT

Mar. 09. 2010 / 9:30AM CT, CASY - Q3 2010 Casey’s General Stores Earnings Conference Call

Anthony Lebiedzinski - Sidoti & Company - Analyst

Ok. Thank you.

Bill Walljasper - Casey’s General Stores - CFO

You bet.

Operator

Our next question comes from the line of Megan O’Hara of BMO Capital. You may proceed.

Megan O’Hara - BMO Capital - Analyst

Yes, hi. I just had a couple of questions.

Just a follow-up on the acquisition questions. I was wondering if you could provide some details on the acquisitions that were completed in the quarter in terms of the size of the stores, whether or not they already had prepared food offerings, and the locations?

Bill Walljasper - Casey’s General Stores - CFO

Well, the locations — I don’t have a listing of all of the locations. All are in our current market area. I don’t have a listing of the locations in front of me. Now, we’ll provide a little bit of pro forma information in the Q with respect to all of the 20 and aggregate. That will help give you a little bit of metrics.

With respect to the size, it is run all over the board. Typically, we’re seeing the convenience stores similar to our size or slightly larger. But, it is a mix from a square footage perspective. I can tell you that the 16 stores that we acquired in the third quarter and the majority of the 15 stores that we announced with the written purchase agreement have a higher cash flow than our average stores.

Certainly we are identifying stores that are not only in our market area and are good locations, but certainly are producing a little bit higher cash flow than our average store base. We’re encouraged by that. We anticipate them to be accretive immediately. As I mentioned, we should have those up and running by the end of the fiscal year.

To answer your last question, Megan, most all of these stores do not have prepared food operations to the extent that we do. They would have a limited offering such as fountain coffee, maybe some roller grilled type items. But certainly, very limited in relation to our programs.

Megan O’Hara - BMO Capital - Analyst

Ok. That’s helpful. Thanks.

And also, what did you see in terms of traffic and average ticket in the quarter? And if you could provide some details on what you’re seeing for 4Q to date.

Bill Walljasper - Casey’s General Stores - CFO

As far as the traffic goes, as you probably can imagine, weather will affect traffic. In the quarter, actually same store customer count was slightly positive, but when you look at the latter half of the second quarter, it was negative, actually very substantially negative. And so the pullback — I think that was reflected as you saw in December’s numbers on the same store basis and January’s numbers, I mean we had two major weather systems came through in — actually all four came through in the latter half of the quarter.

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FINAL TRANSCRIPT

Mar. 09. 2010 / 9:30AM CT, CASY - Q3 2010 Casey’s General Stores Earnings Conference Call

So, it certainly slowed down in the latter half of the quarter. The average ticket stayed about the same. That’s a reflection of the increasing cost of gas.

Megan O’Hara - BMO Capital - Analyst

Ok. And then most of my questions have been answered but if you could provide any other details on what you’re seeing in terms of the competitive environment?

Bill Walljasper - Casey’s General Stores - CFO

The competitive environment — I mean with respect to the items that we sell competitively, there has been over the last probably two to three months, seems to be a little bit more competitive landscape in cigarette pack pricing, specifically in some of the non-fair trade states. So, that’s something we’re keeping our eye on. We’re responding to that obviously. But certainly, are in tune with that.

So, we’re seeing a little bit more competition there. More than likely, it is a function of somebody trying to drive volume and response to some of the challenges that they’re facing currently. So, we’ll continue to — we’re going to price competitively with that product though. Outside of that, you’re seeing on the gas side of it, a continued response to gas pricing environment. Most of the retailers are very quick to pull up their gas prices with cost pressures and hesitant to pull them down when cost kind of lessens a little bit.

Megan O’Hara - BMO Capital - Analyst

Ok. Great. Thanks.

Bill Walljasper - Casey’s General Stores - CFO

You bet, Megan.

Operator

(Operator Instructions). Our next question comes from the line of Mike Smith of Kansas City Capital. You may proceed.

Mike Smith - Kansas City Capital - Analyst

Good morning, Bill.

Bill Walljasper - Casey’s General Stores - CFO

Hi, Mike, how you doing?

Mike Smith - Kansas City Capital - Analyst

Good.

Bill Walljasper - Casey’s General Stores - CFO

Good.

Mike Smith - Kansas City Capital - Analyst

How are you?

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FINAL TRANSCRIPT

Mar. 09. 2010 / 9:30AM CT, CASY - Q3 2010 Casey’s General Stores Earnings Conference Call

Bill Walljasper - Casey’s General Stores - CFO

I’m very good, thanks.

Mike Smith - Kansas City Capital - Analyst

Super. Couple of questions, actually.

When you put in the price increases, they’re an average price increase that works out for you along the different product categories?

Bill Walljasper - Casey’s General Stores - CFO

I wouldn’t say there is an average price increase. It seems like the common theme when I was talking about that was a $0.10 increase in these products. It really is going to vary on the product. And it is a combination of looking at one, the cost pressures within each particular product line, but also, and probably more importantly, is looking at the competitive landscape of those product lines in our market area.

We certainly don’t want to price ourselves out of the market, but you roll everything up and look at the total prepared food sales, keeping everything constant, we anticipate somewhere 3% to 4% lift in the sales due to the price increases on a go-forward basis until we lapse it next year.

Mike Smith - Kansas City Capital - Analyst

I was in one of your stores. I think it was [Ceola] last week. My wife really likes your breakfast pizza and while we were in that store, two people came in and bought a whole one and took it home.

Bill Walljasper - Casey’s General Stores - CFO

We sell breakfast pizza throughout the day. Anybody can order it. It is a very popular product.

We have expanded some of the flavor profiles in the product line and we continue to expand flavor profiles in the pizza line in general. The barbecued chicken pizza came out recently. Looking to roll a couple different products our here later in the summer. We’re excited about some of the new product offerings going forward.

Mike Smith - Kansas City Capital - Analyst

The other question I had concerns the acquisitions and I’ll wait until you get the 10-Q out tomorrow, but you rebrand those as Casey’s in most cases, don’t you?

Bill Walljasper - Casey’s General Stores - CFO

That’s correct. We typically try to rebrand those as quickly as we can and implement our prepared foods as quickly as we can.

Mike Smith - Kansas City Capital - Analyst

What’s the cost of doing that on a typical basis?

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FINAL TRANSCRIPT

Mar. 09. 2010 / 9:30AM CT, CASY - Q3 2010 Casey’s General Stores Earnings Conference Call

Bill Walljasper - Casey’s General Stores - CFO

Well, I would say that the average capital expenditures to rebrand an acquisition has probably fallen somewhere around $350,000. That would be all in.

That would include putting the kitchen in, Mike, signage, maybe some new pumps, if they need updating. It could be some concrete work as well. Really, the type of work does vary, but I would say probably $350,000 to $400,000 is a good number.

Mike Smith - Kansas City Capital - Analyst

Thanks a lot, Bill.

Bill Walljasper - Casey’s General Stores - CFO

You bet, Mike. Have a good day.

Operator

With no further questions in the queue, I would now like to turn the conference back over to Mr. Bill Walljasper for final remarks.

Bill Walljasper - Casey’s General Stores - CFO

Thank you. My final remarks, just as a reminder, same store sales for February actually will be released this Thursday, March 11th. That’s a departure from our normal 15th release so, again, same store sales for February actually will be released this Thursday, March 11th.

Operator

I would like to thank everybody for joining us this morning and have a good day. Ladies and gentlemen, that concludes today’s conference. Thank you for your participation. You may now disconnect and have a great day.

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